UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 22, 2006

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Registration Rights Agreement
     In connection with the issuance by The Greenbrier Companies, Inc. (“Greenbrier”) of $100,000,000 aggregate principal amount of 2.375% convertible senior notes due 2026 (the “Notes”) on May 22, 2006, Greenbrier and certain of its domestic subsidiaries (the “Guarantors”) entered into a Registration Rights Agreement with Bear, Stearns & Co. Inc and Banc of America Securities LLC, as initial purchasers (the “Registration Rights Agreement”). The following summary of certain provisions of the Registration Rights Agreement is qualified in its entirety by reference to the complete Registration Rights Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.
     The Registration Rights Agreement requires Greenbrier and the Guarantors to, among other things: (i) use reasonable best efforts to file a shelf registration statement with respect to the resale of the Notes and the common stock issuable upon conversion of the Notes (the “Conversion Shares”) with the Securities and Exchange Commission (“SEC”) within 90 days of the issuance of the Notes; (ii) use reasonable best efforts to have such shelf registration statement declared effective by the SEC prior to the 180th day after the issuance of the Notes; and (iii) use their reasonable best efforts to keep such shelf registration statement effective until the earlier of: (1) two years from the issuance of the Notes or (2) such shorter period ending on the date that (x) all of the holders of Notes and Conversion Shares that are not affiliates of Greenbrier are able to sell all the Notes and Conversion Shares immediately without restriction in accordance with Rule 144(k) under the Securities Act, (y) all Notes and Conversion Shares have been registered and disposed of pursuant to the shelf registration statement, and (z) all Notes have ceased to be outstanding.
     In the event Greenbrier and the Guarantors fail to meet their obligations under the Registration Rights Agreement, additional interest will accrue on the Notes at a rate per year equal to 0.25% for the first 90-day period immediately following such default. The amount of the additional interest will increase by an additional per annum rate of 0.25% with respect to each subsequent 90-day period until all obligations have been met, up to a maximum amount for all such defaults of 1.00% per annum on the principal amount of the Notes.
Indenture
     The Notes are governed by the terms of an Indenture dated as of May 22, 2006 among Greenbrier, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The following summary of certain provisions of the Indenture is qualified in its entirety by reference to the complete Indenture filed as Exhibit 4.1 hereto and incorporated herein by reference.
     The Notes will have a fixed annual interest rate of 2.375%. Greenbrier will pay interest, including contingent and additional interest, if any, semiannually in arrears on November 15 and May 15, commencing November 15, 2006 (the first interest payment shall include accrued interest on the Notes from May 22, 2006). The Notes mature on May 15, 2026. The Notes are unsecured senior obligations of Greenbrier and are guaranteed on an unsecured senior basis by the Guarantors.
     Greenbrier may not redeem any portion of the Notes before May 15, 2013. On or after May 15, 2013, Greenbrier shall have the option to redeem the Notes, in whole or in part, at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (including contingent and additional interest, if any) to the redemption date.
     Upon a fundamental change, as defined in the Indenture, a holder of Notes shall have the option to require Greenbrier to purchase all or a portion of its Notes, at a cash purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest (including contingent and additional interest, if any) to the purchase date.
     A holder of Notes shall also have the option to require Greenbrier to purchase all or a portion of its Notes on May 15, 2013, May 15, 2016, and May 15, 2021 (each, a “purchase date”), at a cash purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including contingent and additional interest, if any) to the purchase date.
     The Notes shall be convertible upon the occurrence of certain events set forth in the Indenture including (i) if the closing price of common stock of Greenbrier exceeds 130% of the defined conversion price in respect of the Notes for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter, (ii) on or after May 15, 2021, (iii) if the trading price per $1,000 principal amount of Notes for five consecutive trading days is less than 98% of the value of the common stock of Greenbrier into which such Notes may be converted, (iv) certain corporate transactions, including certain fundamental changes and (v) if the Notes have been called for redemption pursuant to the terms of the Indenture.
     The Indenture contains customary covenants, including with respect to payment of the Notes, maintenance of an office in New York where the Notes may be presented or surrendered for payment or conversion, when additional subsidiary guarantees are required to be added and when Greenbrier or any Guarantor of the Notes may merge or consolidate with another person. The Indenture also contains customary events of default, including default in the payment of principal when due, default in payment of interest after the expiration of certain grace periods, default in compliance with the covenants set forth in the Indenture after the expiration of certain grace periods and certain cross-defaults.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits:
     4.1 Indenture between The Greenbrier Companies, Inc., the Guarantors named therein, and U.S. Bank National Association as Trustee dated May 22, 2006.

     10.1 Registration Rights Agreement among The Greenbrier Companies, Inc., the Guarantors named therein, and Bear, Stearns & Co. Inc. and Banc of America Securities LLC, dated May 22, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: May 22, 2006	By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Senior Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)